Exhibit 99.1

CONTACT:	J.D. McGraw, President
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini or Brett Suddreth
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Receives Certificate of Substantial Completion at the Sanimax Biodiesel Refinery

HOUSTON, TX — November 13, 2007 — Nova Biosource Fuels, Inc. (AMEX: NBF) announced today that the biodiesel refinery under construction for Sanimax, Inc. in DeForest, Wisconsin has received its certificate of substantial completion. The 20 million gallon per year biodiesel refinery will continue to produce ASTM 6751 quality biodiesel from a variety of feedstocks with high free fatty acid (FFA) levels in sustained production runs at near-throughput design rates using Nova’s proprietary, patented process technology.  The ability of the biodiesel refinery to process feedstocks with higher FFA levels provides a significant cost advantage because these feedstocks tend to cost less than feedstocks with lower FFA levels.

“We are pleased to announce that we have received the certificate of substantial completion at Sanimax,” said Kenneth T. Hern, Chairman and CEO of Nova.  “We could not have reached this important milestone without the tireless dedication and efforts of our project engineers and managers.  The completion of this facility is a necessary step in the growth of our company and brings us a step closer to completing Nova’s legacy business of building refineries for third parties. We will now be able to concentrate on completing the start-up operations at the 20 million gallon per year biodiesel refinery in Greenville, Mississippi for Scott Petroleum and then devote 100 percent of our time and attention on building our own 60 million gallon per year biodiesel refinery in Seneca, Illinois.”

About Sanimax

Sanimax is a values-driven organization that provides environmental solutions and added value for the agri-food industry.  For over 125 years, Sanimax has been meeting the needs of its customers across Canada and the United States by collecting used cooking oil and animal by-products to be processed into quality ingredients at its state-of-the-art facilities.  Sanimax also sources and markets ingredients to companies around the world, generates clean-burning biofuel, and prepares hides and skins for leather production.  More information on Sanimax can be found at www.sanimax.com.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products. Nova is now focused on the operation of its 10 million gallon per year biodiesel refinery in Clinton, Iowa and on the construction and operation of three biodiesel refineries with production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations.  These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.  Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-QSB for the period ended July 31, 2007, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows.  If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.